Consent of Independent Registered Public Accounting Firm

The Board of Trustees
The Dreyfus/Laurel Funds Trust:

We consent to the use of our report dated December 21, 2006 incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Counsel and Independent Registered Public Accounting Firm” in the
statement of additional information.

KPMG LLP
New York, New York
February 22, 2007